Exhibit 99.1

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark. (BUSINESS WIRE) – May 16, 2024 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 4, 2024. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “While the consumer environment remained challenging, we focused on profitable sales by offering interesting product combined with inventory control. As a result, our retail gross margin was 46.2% and inventory was down 2%. For the first time in our history, we reported cash and short-term investments exceeding $1 billion.”

Highlights of the First Quarter (compared to the prior year first quarter):

•Total retail sales decreased 1%
•	Comparable store sales decreased 2%
•	Net income of $180.0 million compared to $201.5 million
•	Earnings per share of $11.09 compared to $11.85
•	Retail gross margin of 46.2% of sales compared to 45.6% of sales
•	Operating expenses were $426.7 million (27.5% of sales) compared to $406.4 million (25.7% of sales)
•	Ending inventory decreased 2% year over year

First Quarter Results

Dillard’s reported net income for the 13 weeks ended May 4, 2024 of $180.0 million, or $11.09 per share, compared to $201.5 million, or $11.85 per share, for the 13 weeks ended April 29, 2023. Included in net income for the prior year first quarter is a pretax gain of $1.8 million ($1.4 million after tax or $0.08 per share) primarily related to the sale of a store property.

Sales

Net sales for the 13 weeks ended May 4, 2024 and April 29, 2023 were $1.549 billion and $1.584 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended May 4, 2024 and April 29, 2023 were $1.493 billion and $1.515 billion, respectively. Total retail sales decreased 1% for the 13-week period ended May 4, 2024 compared to the 13-week period ended April 29, 2023. Sales in comparable stores for that same period decreased 2%. The Company noted a continued challenging sales environment during the first quarter. Cosmetics was the strongest performing merchandise category, and men’s apparel and accessories was the weakest performing category.

Gross Margin

Consolidated gross margin for the 13 weeks ended May 4, 2024 was 44.6% of sales compared to 43.7% of sales for the 13 weeks ended April 29, 2023.

Retail gross margin (which excludes CDI) for the 13 weeks ended May 4, 2024 was 46.2% of sales compared to 45.6% of sales for the 13 weeks ended April 29, 2023. Gross margin increased moderately in home and furniture and ladies’ accessories and lingerie and increased slightly in men’s apparel and accessories, ladies’ apparel, and juniors’ and children’s apparel. Gross margin was essentially flat in shoes and cosmetics.

Inventory decreased 2% at May 4, 2024 compared to April 29, 2023.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended May 4, 2024 were $426.7 million (27.5% of sales) compared to $406.4 million (25.7% of sales) for the 13 weeks ended April 29, 2023. The increase in operating expenses is primarily due to increased payroll expense.

Other Information

The Company opened a new location at The Empire Mall in Sioux Falls, South Dakota in March of 2024 (140,000 square feet) marking its 30th state of operation. Dillard’s has announced the upcoming closure of its Eastwood Mall Clearance Center in Niles, Ohio (120,000 square feet) in July of 2024.

The Company operates 274 Dillard’s stores, including 29 clearance centers, spanning 30 states (totaling 46.6 million square feet) and an Internet store at dillards.com.

Total shares outstanding (Class A and Class B Common Stock) at May 4, 2024 and April 29, 2023 were 16.2 million and 16.8 million, respectively.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended
	May 4, 2024		April 29, 2023
		% of		% of
		Net		Net
	Amount	Sales	Amount	Sales
Net sales	$1,549.1	100.0%	$1,583.9	100.0%
Service charges and other income	23.7	1.5	30.0	1.9
	1,572.8	101.5	1,613.9	101.9

Cost of sales	857.8	55.4	891.3	56.3
Selling, general and administrative expenses	426.7	27.5	406.4	25.7
Depreciation and amortization	46.1	3.0	45.7	2.9
Rentals	5.0	0.3	4.4	0.3
Interest and debt (income) expense, net	(3.5)	(0.2)	0.1	0.0
Other expense	6.2	0.4	4.7	0.3
Gain on disposal of assets	0.3	0.0	1.8	0.1
Income before income taxes	234.8	15.2	263.1	16.6
Income taxes	54.8		61.6
Net income	$180.0	11.6%	$201.5	12.7%

Basic and diluted earnings per share	$11.09		$11.85
Basic and diluted weighted average shares outstanding	16.2		17.0

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	May 4,	April 29,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$817.8	$848.3
Restricted cash	—	8.4
Accounts receivable	49.3	59.1
Short-term investments	347.2	98.4
Merchandise inventories	1,387.7	1,410.0
Other current assets	106.2	79.0
Total current assets	2,708.2	2,503.2

Property and equipment, net	1,063.0	1,108.7
Operating lease assets	41.9	32.9
Deferred income taxes	64.0	41.8
Other assets	60.1	62.4

Total assets	$3,937.2	$3,749.0

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$1,031.3	$1,099.7
Current portion of operating lease liabilities	11.6	9.1
Federal and state income taxes	87.4	82.0
Total current liabilities	1,130.3	1,190.8

Long-term debt	321.5	321.4
Operating lease liabilities	30.3	23.7
Other liabilities	380.1	330.0
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,875.0	1,683.1

Total liabilities and stockholders’ equity	$3,937.2	$3,749.0

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	13 Weeks Ended
	May 4,	April 29,
	2024	2023
Operating activities:
Net income	$180.0	$201.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	46.5	46.1
Gain on disposal of assets	(0.3)	(1.8)
Accrued interest on short-term investments	(3.2)	(1.9)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	11.3	(2.1)
Increase in merchandise inventories	(293.7)	(289.8)
(Increase) decrease in other current assets	(9.8)	7.2
Increase in other assets	(0.2)	(0.4)
Increase in trade accounts payable and accrued expenses and other liabilities	259.5	261.6
Increase in income taxes	54.3	60.5
Net cash provided by operating activities	244.4	280.9

Investing activities:
Purchase of property and equipment and capitalized software	(35.2)	(32.4)
Proceeds from disposal of assets	0.3	1.9
Purchase of short-term investments	(245.9)	(97.5)
Proceeds from maturities of short-term investments	50.0	150.0
Net cash (used in) provided by investing activities	(230.8)	22.0

Financing activities:
Cash dividends paid	(4.1)	(3.4)
Purchase of treasury stock	—	(103.1)
Net cash used in financing activities	(4.1)	(106.5)

Increase in cash and cash equivalents and restricted cash	9.5	196.4
Cash and cash equivalents and restricted cash, beginning of period	808.3	660.3
Cash and cash equivalents and restricted cash, end of period	$817.8	$856.7

Non-cash transactions:
Accrued capital expenditures	$6.4	$8.6
Accrued purchase of treasury stock and excise taxes	—	11.9
Lease assets obtained in exchange for new operating lease liabilities	2.2	1.8

Estimates for 2024

The Company is providing the following estimates for certain financial statement items for the 52-week period ending February 1, 2025 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2024	2023
	Estimated	Actual
Depreciation and amortization	$185	$180
Rentals	22	22
Interest and debt (income) expense, net	(8)	(5)
Capital expenditures	130	133

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 52-week period ended February 1, 2025 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, rising interest rates, a potential U.S. Federal government shutdown, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation (including the Inflation Reduction Act of 2022); changes in legislation and governmental regulations, affecting such matters as the cost of employee benefits or credit card income, such as the Consumer Financial Protection Bureau’s recent amendment to Regulation Z to limit the dollar amounts credit card companies can charge for late fees; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com